As Filed with the Securities and Exchange Commission on October 15, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBETEL COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0292161
(State or other Jurisdiction of Organization)	(I.R.S Employer Incorporation or Identification Number)

444 Brickell Avenue

Suite 522

Miami, FL 33131

(Address of Principal Executive Offices)

GlobeTel Communications Corp. 2003 Employee Benefit Plan

(Full Title of the Plan)

Timothy M. Huff Chief Executive Officer 444 Brickell Avenue, Suite 522 Miami, FL 33131 (305) 579-9922 (Name, Address and Telephone Number of Agent for Service)	Copies of all communications to: Dennis J. Olle Adorno & Yoss, P.A. 2601 S. Bayshore Drive, Suite 1600 Miami, FL 33133 (305) 858-5555

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Proposed maximum Amount to be registered (1)	Proposed maximum offering price per share (2)	Amount of aggregate offering price(2)	Registration fee(3)

Common Stock, par value $.00001	5,650,000	$0.027	$152,550	$12.34

(1)	This Registration Statement also covers an indeterminate number of shares of GlobeTel Communications Corp. common stock that may be issued to adjust the numbers of shares issued pursuant to the employee benefit plan described herein as the result of any future stock splits, stock dividends, or other adjustment provisions of GlobeTel’s outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) solely for the purposes of calculating amount of the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock as quoted on the Over the Counter Bulletin Board on October 8, 2003.
(3)	Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering amount by 0.0000809.

EXPLANATORY NOTE

GlobeTel Communications Corp. (“GlobeTel”) is filing this registration statement on Form S-8 to register 5,650,000 additional shares of GlobeTel common stock authorized for issuance under the GlobeTel Communications Corp. 2003 Employee Benefit Plan (the “Plan”). On July 31, 2003, GlobeTel filed a registration statement on Form S-8 (registration no. 333-107509) (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Plan has been amended to increase the total number of shares of GlobeTel common stock reserved for issuance under the Plan from 26,000,000 to 31,650,000. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement.

The total number of shares of GlobeTel common stock available for issuance under the Plan in connection with offerings that commence on or after the date of this registration statement, will be 31,650,000, which includes the 5,650,000 shares of GlobeTel common stock registered pursuant to this registration statement and 26,000,000 shares of GlobeTel common stock that were registered on the Prior Registration Statement and reserved for issuance under the Plan.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference into this registration statement:

(a) GlobeTel’s Quarterly Report on Form 10-QSB for the quarters ended June 30, 2002, September 30, 2002, March 31, 2003 and June 30, 2003, as filed with the Commission.

(b) GlobeTel’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Commission.

(c) The description of GlobeTel’s common stock, which is contained in GlobeTel’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 21, 2002.

In addition, all documents subsequently filed by GlobeTel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filings of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or

II

deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 8.	EXHIBITS

Exhibit No.	Description

5.1	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Dohan and Company, CPA’s, P.A.

99.1	GlobeTel Communications Corp. 2003 Employee Benefit Plan attached as Exhibit 99.1 to GlobeTel’s Registration Statement on Form S-8 filed on July 17, 2003, is incorporated by reference.

99.2	Second Amendment to GlobeTel Communications Corp. 2003 Employee Benefit Plan

III

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 13th day of October, 2003.

GLOBETEL COMMUNICATIONS CORP.

By:	/s/ TIMOTHY M. HUFF

Timothy M. Huff Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy M. Huff his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ TIMOTHY M. HUFF Timothy M. Huff	Chief Executive Officer and Director	October 13, 2003

/s/ THOMAS Y. JIMENEZ Thomas Y. Jimenez	Chief Financial Officer	October 13, 2003

/s/ JERROLD R. HINTON Jerrold R. Hinton	Director	October 13, 2003

/s/ PRZEMYSLAW L. KOSTRO Przemyslaw L. Kostro	Director	October 13, 2003

/s/ MITCHELL L. SIEGEL Mitchell L. Siegel	Director	October 13, 2003

IV

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Dohan and Company, CPA’s, P.A.

99.2	Second Amendment to GlobeTel Communications Corp. 2003 Employee Benefit Plan